Exhibit 99.1

Immediate Release

July 15, 2008

VIST Financial Corp. Announces Second Quarter Earnings.

Wyomissing, PA: VIST Financial Corp., formerly Leesport Financial Corp., (“Company”) (NASDAQ: VIST) reported net income for the six months ended June 30, 2008 of $3,027,000, a 4.3% increase over net income of $2,903,000 for the same period in 2007.  Net income for the quarter ended June 30, 2008 was $1,468,000, a 41.3% decrease over net income of $2,502,000 for the same period in 2007.  Total revenue for the six months ended June 30, 2008 was $42,500,000 as compared to $41,132,000 for the same period in 2007, a 3.3% increase.  Total revenue for the quarter ended June 30, 2008 was $21,083,000 as compared to $22,233,000 for the same period in 2007, a 5.2% decrease.

Commenting on the second quarter, 2008, Robert D. Davis, President and Chief Executive Officer of VIST Financial Corp. stated, “VIST Financial has a strong history of profitability and our second quarter results are also reflective of a positive quarter, even as the economic and competitive environments continue to be a challenge for all financial institutions.  The steps we have taken over the past few years to unify our company, to broaden our product offerings, to lessen our dependence on interest income and to operate more efficiently have positioned us well to weather these economic headwinds.”

He added, “Our commercial loan growth, a key driver of our commercial-client strategy, remains strong.  However, in the context of regional economic conditions and the quality of our loan portfolio at June 30, 2008, we felt it prudent to increase our allowance for loan loss.  Absent the increase in our loan loss coverage, we are pleased with our quarterly performance.”

Davis concluded, “Our balanced growth strategy continues to focus on organic growth in our banking, insurance and wealth management

VIST BANK	VIST CAPITAL MANAGEMENT	VIST INSURANCE	VIST MORTGAGE

businesses.  Concurrently, we are evaluating targeted acquisitions of fee based businesses with a near term focus in insurance and wealth management. We are busy on both fronts as we move through the balance of 2008.”

Included in the operating results for the six and three months ended June 30, 2008 were pretax re-branding costs of approximately $595,000 associated with the Company’s name change to VIST Financial Corp. and additional expense charged to the provision for loan losses (see provision for loan loss allowance discussion).  Included in the operating results for the six and three months ended June 30, 2007 was a pretax loss of $2.5 million associated with a balance sheet restructuring targeting the sale of lower-yielding available for sale securities and the purchase of higher-yielding available for sale investment securities.

Net Interest Income

For the six months ended June 30, 2008, net interest income before the provision for loan losses increased 6.5% to $17,665,000 compared to $16,586,000 for the same period in 2007.  The increase in net interest income for the six months resulted from a 1.7% decrease in total interest income to $33,135,000 from $33,697,000 and a 9.6% decrease in total interest expense to $15,470,000 from $17,111,000.  For the three months ended June 30, 2008, net interest income before the provision for loan losses increased 7.1% to $9,060,000 compared to $8,456,000 for the same period in 2007.  The increase in net interest income for the three months resulted from a 4.5% decrease in total interest income to $16,348,000 from $17,111,000 and a 15.8% decrease in total interest expense to $7,288,000 from $8,655,000.

The decrease in total interest income for the three and six months ended June 30, 2008 resulted primarily from lower interest rates compared to the same periods in 2007.  Average earning assets for the three and six month periods ended June 30, 2008 increased $111,117,000 and $99,817,000, respectively, compared to the same periods in 2007 due primarily to strong growth in commercial loans and available for sale investment securities.

The decrease in total interest expense for the three and six months ended June 30, 2008 resulted primarily from lower interest rates compared to the same periods in 2007.  Average interest-bearing liabilities for the three and six months ended June 30, 2008 increased $107,923,000 and $96,474,000, respectively, compared to the same periods in 2007.  The increases in interest-bearing liabilities are due primarily from an increase in average interest-bearing deposits for the three and six months ended June 30, 2008 of $24,092,000 and $22,037,000, respectively, and from an increase in average short term borrowings, average securities sold under agreements to repurchase and average long term borrowings for the three and six months ended June 30, 2008 of $83,831,000 and $74,437,000 respectively.

The provision for loan losses for the six months ended June 30, 2008 was $2,060,000 compared to $298,000 for the same period in 2007.  The provision for loan losses for the three months ended June 30, 2008 was $1,650,000 compared to $148,000 for the same period in

2007.  As of June 30, 2008, the allowance for loan losses was $7,862,000 compared to $7,264,000 as of December 31, 2007, an annualized increase of 16.5%.  The increase in the provision is due primarily to an increase in outstanding loans and the result of management’s evaluation and classification of the credit quality of the loan portfolio utilizing a qualitative and quantitative internal loan review process.  At June 30, 2008, total non-performing loans were $9,798,000 or 1.1% of total loans compared to $6,557,000 or 0.8% of total loans at December 31, 2007.  The $3,241,000 increase in non-performing loans was due primarily to two commercial real estate loans totaling approximately $2,295,000.  Management has determined that the current allowance for loan losses is adequate as of June 30, 2008.

Net interest income after the provision for loan losses for the six and three months ended June 30, 2008 was $15,605,000 and $7,410,000, respectively, as compared to $16,288,000 and $8,308,000, respectively, for the same periods in 2007.

For the six months ended June 30, 2008, the net interest margin on a fully taxable equivalent basis was 3.55% as compared to 3.66% for the same period in 2007.  For the three months ended June 30, 2008, the net interest margin on a fully taxable equivalent basis was 3.58% as compared to 3.70% for the same period in 2007.  The decrease in net interest margin for the comparative six and three month periods ended June 30, 2008 was due mainly to lower yields on commercial loans fueled by decreases in short-term interest rates over the same periods in 2007 offset by strong organic commercial loan originations and a disciplined approach to deposit pricing.

Non-Interest Income

Total non-interest income for the six months ended June 30, 2008 increased 26.0% to $9,365,000 compared to $7,435,000 for the same period in 2007.  Total non-interest income for the three months ended June 30, 2008 decreased 7.6% to $4,735,000 compared to $5,122,000 for the same period in 2007.

For the six months ended June 30, 2008, service charges on deposits decreased to $1,296,000 from $1,329,000, or 2.5%, for the same period in 2007.  For the three months ended June 30, 2008, service charges on deposits decreased to $676,000 from $683,000, or 1.0%, for the same period in 2007.  The decrease for the comparative six and three month periods is due primarily to a decrease in commercial account analysis fees and non-sufficient funds charges.

For the six months ended June 30, 2008, revenue from commissions and fees from insurance sales decreased 4.1% to $5,471,000 compared to $5,706,000 for the same period in 2007.  For the three months ended June 30, 2008, revenue from commissions and fees from insurance sales decreased 6.5% to $2,787,000 compared to $2,981,000 for the same period in 2007.  The decrease for the comparative six and three month periods is mainly attributed to decreased contingency income on insurance products offered through VIST Insurance, LLC, a wholly owned subsidiary of the Company.

For the six months ended June 30, 2008, revenue from mortgage banking activity decreased to $665,000 from $1,092,000, or 39.1%, for the same period in 2007.  For the three months ended June 30, 2008, revenue from mortgage banking activity decreased to $342,000 from $539,000, or 36.5%, for the same period in 2007.  The decrease for the comparative six and three month periods is primarily due to a decline in the volume of loans sold into the secondary mortgage market.  The Company operates its mortgage banking activities through VIST Mortgage, a division of VIST Bank.

For the six months ended June 30, 2008, revenue from brokerage and investment advisory commissions and fee activity increased to $464,000 from $462,000, or 0.4%, for the same period in 2007.  For the three months ended June 30, 2008, revenue from brokerage and investment advisory commissions and fee activity decreased to $227,000 from $236,000, or 3.8%, for the same period in 2007.  The decrease for the comparative three month period is due primarily to a decrease in investment advisory service activity offered through VIST Capital Management, LLC, a wholly owned subsidiary of the Company.

For the six months ended June 30, 2008, earnings on investment in life insurance increased to $332,000 from $326,000, or 1.8%, for the same period in 2007.  For the three months ended June 30, 2008, earnings on investment in life insurance increased to $164,000 from $159,000, or 3.1%, for the same period in 2007.  The increase for the comparative six and three month periods is due primarily to increased earnings credited on the Company’s bank owned life insurance (“BOLI”).

Net securities gains were $202,000 for the six months ended June 30, 2008 compared to net securities losses of $2,493,000 for the same period in 2007.  Net securities gains were $61,000 for the three months ended June 30, 2008.  No securities gains or losses were recorded for the three months ended June 30, 2007.  Net securities gains for the six months ended June 30, 2008 were primarily due to the mandatory redemption of VISA Inc. common stock acquired as a result of VISA’s initial public offering.  Net securities losses for the six months ended June 30, 2007 were primarily due to the sale of $64.1 million in lower-yielding available for sale securities as part of a balance sheet restructuring completed in the first quarter of 2007.

For the six months ended June 30, 2008, other income including gain on sale of loans decreased to $935,000 from $1,013,000, or 7.7%, for the same period in 2007.  For the three months ended June 30, 2008, other income including gain on sale of loans decreased to $478,000 from $524,000, or 8.8%, for the same period in 2007.  The decrease for the comparative six and three month periods is due primarily to a declining volume of SBA loans sold.

Non-Interest Expense

Total non-interest expense for the six months ended June 30, 2008 increased 6.2% to $21,600,000 compared to $20,340,000 for the same period in 2007.  Total non-interest expense for the three months ended June 30, 2008 increased 3.3% to $10,513,000 compared to $10,174,000 for the same period in 2007.

Salaries and benefits were $11,128,000 for the six months ended June 30, 2008, an increase of 0.9% compared to $11,029,000 for the same period in 2007.  Salaries and benefits were $5,398,000 for the three months ended June 30, 2008, a decrease of 0.4% compared to $5,422,000 for the same period in 2007.  Included in salaries and benefits for the six months ended June 30, 2008 and June 30, 2007 were stock-based compensation costs of $172,000 and $121,000, respectively.  Included in salaries and benefits for the three months ended June 30, 2008 and June 30, 2007 were stock-based compensation costs of $95,000 and $32,000, respectively.  Total commissions paid for the six months ended June 30, 2008 and 2007 were $900,000 and $915,000, respectively.  Total commissions paid for the three months ended June 30, 2008 and 2007 were $511,000 and $413,000, respectively.

For the six months ended June 30, 2008, occupancy expense and furniture and equipment expense increased to $3,543,000 from $3,438,000, or 3.1%, for the same period in 2007.  For the three months ended June 30, 2008, occupancy expense and furniture and equipment expense increased to $1,742,000 from $1,696,000, or 2.7%, for the same period in 2007.  The increase for the comparative six and three month periods is due primarily to an increase in equipment depreciation expense and software maintenance expense.

For the six months ended June 30, 2008, professional services expense increased to $1,078,000 from $753,000, or 43.2%, for the same period in 2007.  For the three months ended June 30, 2008, professional services expense increased to $543,000 from $409,000, or 32.8%, for the same period in 2007.  The increase for the comparative six and three month periods is due primarily to an increase in legal fees associated with the Company’s name change to VIST Financial Corp. and other general Company business.

For the six months ended June 30, 2008, outside processing expense increased to $1,632,000 from $1,606,000, or 1.6%, for the same period in 2007.  For the three months ended June 30, 2008, outside processing expense decreased to $812,000 from $827,000, or 1.8%, for the same period in 2007.  The increase for the comparative six month periods is due primarily to costs incurred for training and education, network fees, data-line charges and internet banking expenses.

For the six months ended June 30, 2008, advertising and marketing expense increased to $1,136,000 from $773,000, or 47.0%, for the same period in 2007.  For the three months ended June 30, 2008, advertising and marketing expense increased to $479,000 from $466,000, or 2.8%, for the same period in 2007.  The increase for the comparative six and three month periods is due primarily to re-branding costs associated with the Company’s name change to VIST Financial Corp.

For the six months ended June 30, 2008, insurance expense increased to $545,000 from $316,000, or 72.5%, for the same period in 2007.  For the three months ended June 30, 2008, insurance expense increased to $274,000 from $162,000, or 69.1%, for the same period in 2007.  The increase in insurance expense for the comparative six and three month periods is due primarily to higher FDIC deposit insurance premiums resulting from the implementation of the new FDIC risk-related premium assessment.

Income Tax Expense

Income tax expense for the six months ended June 30, 2008 was $343,000, a 28.5% decrease as compared to income tax expense of $480,000 for the six months ended June 30, 2007.  Income tax expense for the three months ended June 30, 2008 was $164,000, a 78.2% decrease as compared to income tax expense of $754,000 for the three months ended June 30, 2007.  The effective income tax rate for the six months ended June 30, 2008 and 2007 was 10.2% and 14.2%, respectively.  The effective income tax rate for the three months ended June 30, 2008 and 2007 was 10.0% and 23.2%, respectively.  The decrease in the effective income tax rate for the comparative six and three month periods is due primarily to tax exempt income increasing as a result of an increase in municipal investments and tax free loans.  Included in income tax expense for the six and three months ended June 30, 2008 and 2007 is a federal tax benefit from a $5,000,000 investment in an affordable housing, corporate tax credit limited partnership.

Earnings Per Share

Diluted earnings per share for the six months ended June 30, 2008 were $0.53 on average shares outstanding of 5,696,650, a 3.9% increase as compared to diluted earnings per share of $0.51 on average shares outstanding of 5,711,683 for the six months ended June 30, 2007.  Diluted earnings per share for the three months ended June 30, 2008 were $0.26 on average shares outstanding of 5,705,042, a 40.9% decrease as compared to diluted earnings per share of $0.44 on average shares outstanding of 5,712,368 for the three months ended June 30, 2007.

Assets, Liabilities and Equity

Total assets as of June 30, 2008 increased $64,147,000, or 11.4% annualized, to $1,189,098,000 compared to $1,124,951,000 at December 31, 2007.  Total loans as of June 30, 2008 increased $46,661,000, or 11.4% annualized, to $867,659,000 compared to $820,998,000 at December 31, 2007.  Commercial loan balances as of June 30, 2008 increased $43,643,000, or 13.4% annualized, to $694,391,000 compared to $650,748,000 at December 31, 2007.  Total deposits increased $66,795,000, or 18.7% annualized, to $779,440,000 compared to

$712,645,000 at December 31, 2007.  Total borrowings as of June 30, 2008 decreased $803,000, or 0.5% annualized, to $293,520,000 compared to $294,323,000 at December 31, 2007.

Shareholders’ equity as of June 30, 2008 decreased $2,928,000, or 5.5% annualized, to $103,664,000 compared to $106,592,000 at December 31, 2007.  Included in shareholders’ equity is an unrealized loss position on available for sale securities, net of taxes, as of June 30, 2008 of $5,619,000 compared to an unrealized loss position on available for sale securities, net of taxes, of $1,116,000 at December 31, 2007.

Quarterly Shareholder and Investor Conference

VIST Financial Corp. will be hosting a quarterly shareholder and investor conference call on Wednesday, July 16, 2008 at 8:30 a.m. ET.  Interested parties can join the conference and have the ability to ask questions by calling 877-548-7911.  The conference call will be available through our webcast at:

http://tinyurl.com/5bkxcz

The conference call can also be accessed through a link located under the Investor Relations page within VIST Financial Corp’s website:  http://www.VISTfc.com.

The conference call will be archived for 90 days and will be available at the link above and on the Company’s Investor Relations webpage.

VIST Financial (formerly Leesport Financial Corp.) is diversified financial services company headquartered in Wyomissing, PA, offering banking, insurance, investments, wealth management, and title insurance services throughout Berks, Southern Schuylkill, Montgomery, Delaware, Philadelphia and Lancaster Counties.

For additional information, contact:

Edward C. Barrett

Chief Financial Officer

610.603.7251

Nasdaq – VIST

www.VISTfc.com

This release may contain forward-looking statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company

VIST FINANCIAL CORP.

CONSOLIDATED SELECTED FINANCIAL DATA

(Dollar amounts in thousands, except per share data)

	Quarter Ended Balances
	June 30,	December 31,
	2008	2007
	(unaudited)
Assets
Investment securities and interest bearing cash	$211,671	$195,437
Mortgage loans held for sale	827	3,165
Loans:
Commercial loans	694,391	650,748
Consumer loans	128,555	126,710
Mortgage loans	44,713	43,540
Total loans	$867,659	$820,998

Earning assets	$1,080,157	$1,019,600
Total assets	1,189,098	1,124,951

Liabilities and shareholders’ equity
Deposits:
Non-interest bearing deposits	111,140	109,718
NOW, money market and savings	332,020	309,222
Time deposits	336,280	293,705
Total deposits	$779,440	$712,645

Federal funds purchased	$82,746	$118,210
Securities sold under agreements to repurchase	130,615	110,881

Long-term debt	60,000	45,000
Junior subordinated debt	20,159	20,232
Shareholders’ equity	$103,664	$106,592

Actual shares outstanding	5,694,026	5,657,145
Book value per share	$18.21	$18.84

	Asset Quality Data
	As Of and For The Period Ended
	Six Months	Twelve Months
	June 30,	December 31,
	2008	2007
	(unaudited)
Non-accrual loans	$9,580	$3,552
Loans past due 90 days or more still accruing	218	3,005
Total non-performing loans	9,798	6,557
Other real estate owned	630	549
Total non-performing assets	$10,428	$7,106

Renegotiated troubled debt	119	267

Loans outstanding at end of period	$867,659	$820,998
Allowance for loan losses	7,862	7,264

Net charge-offs to average loans (annualized)	0.35%	0.17%
Allowance for loan losses as a percent of total loans	0.91%	0.88%
Allowance for loan losses as a percent of total non-performing loans	80.24%	110.78%

VIST FINANCIAL CORP.

CONSOLIDATED SELECTED FINANCIAL DATA

(Dollar amounts in thousands)

	Average Balances		Average Balances
	For the Three Months Ended		For the Six Months Ended
	(unaudited)		(unaudited)
	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007
Assets
Investment securities and interest bearing cash	$211,574	$169,386	$204,798	$168,158
Mortgage loans held for sale	1,752	4,685	1,905	4,498
Loans:
Commercial loans	674,994	607,783	665,669	601,678
Consumer loans	127,208	128,174	127,065	130,342
Mortgage loans	45,155	39,538	44,810	39,754
Total loans	$847,357	$775,495	$837,544	$771,774

Earning assets	$1,060,683	$949,566	$1,044,247	$944,430
Goodwill and intangible assets	43,194	43,485	43,165	43,564
Total assets	1,163,502	1,052,457	1,147,054	1,048,937

Liabilities and shareholders’ equity
Deposits:
Non-interest bearing deposits	106,735	108,296	105,017	105,932
NOW, money market and savings	327,056	304,741	321,601	301,180
Time deposits	333,455	331,678	325,115	323,499
Total deposits	$767,246	$744,715	$751,733	$730,611

Short term borrowings	$73,757	$62,312	$79,037	$71,316
Securities sold under agreements to repurchase	123,911	95,190	117,530	93,250

Long-term debt	60,000	16,335	59,698	17,262
Junior subordinated debt	20,037	20,330	20,133	20,243
Shareholders’ equity	$108,088	$104,144	$108,153	$103,672

VIST FINANCIAL CORP.

CONSOLIDATED SELECTED FINANCIAL DATA

(Dollar amounts in thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	(unaudited)		(unaudited)
	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007
Interest income	$16,348	$17,111	$33,135	$33,697
Interest expense	7,288	8,655	15,470	17,111
Net interest income	9,060	8,456	17,665	16,586
Provision for loan losses	1,650	148	2,060	298
Net Interest Income after provision for loan losses	7,410	8,308	15,605	16,288

Securities gains (losses), net	61	—	202	(2,493)
Commissions and fees from insurance sales	2,787	2,981	5,471	5,706
Mortgage banking activities	342	539	665	1,092
Brokerage and investment advisory commissions and fees	227	236	464	462
Service charges on deposits	676	683	1,296	1,329
Earnings on investment in life insurance	164	159	332	326
Other income	478	524	935	1,013
Total non-interest income	4,735	5,122	9,365	7,435

Salaries and employee benefits	5,398	5,422	11,128	11,029
Occupancy expense	1,069	1,046	2,198	2,147
Furniture and equipment expense	673	650	1,345	1,291
Other operating expense	3,373	3,056	6,929	5,873
Total non-interest expense	10,513	10,174	21,600	20,340
Income before income taxes	1,632	3,256	3,370	3,383
Income taxes	164	754	343	480
Net income	$1,468	$2,502	$3,027	$2,903

Per Share Data:
Basic average shares outstanding	5,692,377	5,685,566	5,682,890	5,680,091
Diluted average shares outstanding	5,705,042	5,712,368	5,696,650	5,711,683
Basic earnings per share	$0.26	$0.44	$0.53	$0.51
Diluted earnings per share	0.26	0.44	0.53	0.51
Cash dividends per share	0.20	0.19	0.40	0.37

Profitability Ratios:
Return on average assets	0.51%	0.95%	0.53%	0.56%
Return on average shareholders’ equity	5.46%	9.64%	5.63%	5.65%
Return on average tangible equity (equity less goodwill and intangible assets)	9.10%	16.54%	9.37%	9.74%
Net interest margin (fully taxable equivalent)	3.58%	3.70%	3.55%	3.66%
Effective tax rate	10.05%	23.16%	10.18%	14.19%

VIST FINANCIAL CORP.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands, except share data)

	June 30,	June 30,
	2008	2007
Assets
Cash and due from banks	$27,768	$22,664
Interest-bearing deposits in banks	341	780
Total cash and cash equivalents	28,109	23,444

Mortgage loans held for sale	827	5,956
Securities available for sale	208,262	171,392
Securities held to maturity	3,068	3,097
Loans, net of allowance for loan losses 6/2008 - $7,862; 6/2007 - $7,492	859,797	776,251
Premises and equipment, net	6,768	6,666
Identifiable intangible assets	3,592	4,199
Goodwill	39,509	39,189
Bank owned life insurance	18,189	17,516
Other assets	20,977	21,249
Total assets	$1,189,098	$1,068,959

Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Non-interest bearing	$111,140	$110,525
Interest bearing	668,300	657,775
Total deposits	779,440	768,300
Securities sold under agreements to repurchase	130,615	99,469
Federal funds purchased	82,746	50,973
Long-term debt	60,000	15,500
Junior subordinated debt	20,159	20,359
Other liabilities	12,474	11,421
Total liabilities	1,085,434	966,022

Shareholders’ Equity
Common stock, $5.00 par value ;
Authorized 20,000,000 shares;
5,762,380 shares issued at June 30, 2008 and 5,741,283 shares issued at June 30, 2007	28,812	28,706
Surplus	64,167	63,726
Retained earnings	17,789	14,736
Accumulated other comprehensive loss	(5,619)	(2,884)
Treasury stock; 68,354 shares at June 30, 2008 and 54,853 shares at June 30, 2007, at cost	(1,485)	(1,347)
Total shareholders’ equity	103,664	102,937
Total liabilities and shareholders’ equity	$1,189,098	$1,068,959

SELECTED HIGHLIGHTS

Cash Dividends Declared
2nd Qtr. 2007	$0.19
3rd Qtr. 2007	$0.20
4th Qtr. 2007	$0.20
1st Qtr. 2008	$0.20
2nd Qtr. 2008	$0.20

Common Stock (VIST)
Quarterly Closing Price
06/30/2007	$19.92
09/30/2007	$19.23
12/31/2007	$17.85
03/31/2008	$17.77
06/30/2008	$14.23

VIST FINANCIAL CORP.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(Dollar amounts in thousands, except share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Interest Income
Interest and fees on loans	$13,515	$14,829	$27,625	$29,323
Interest on securities:
Taxable	2,432	1,983	4,686	3,704
Tax-exempt	218	135	431	270
Dividend income	178	155	384	382
Other interest income	5	9	9	18
Total interest income	16,348	17,111	33,135	33,697

Interest Expense
Interest on deposits	5,014	6,211	10,517	12,010
Interest on short-term borrowings	429	837	1,150	1,914
Interest on securities sold under agreements to repurchase	895	998	1,849	1,939
Interest on long-term debt	604	143	1,203	299
Interest on junior subordinated debt	346	466	751	949
Total interest expense	7,288	8,655	15,470	17,111

Net interest income	9,060	8,456	17,665	16,586
Provision for loan losses	1,650	148	2,060	298
Net interest income after provision for loan losses	7,410	8,308	15,605	16,288

Other income:
Customer service fees	676	683	1,296	1,329
Mortgage banking activities, net	342	539	665	1,092
Commissions and fees from insurance sales	2,787	2,981	5,471	5,706
Broker and investment advisory commissions and fees	227	236	464	462
Earnings on investment in life insurance	164	159	332	326
Gain on sale of loans	24	81	47	91
Gain (loss) on sales of securities	61	—	202	(2,493)
Other income	454	443	888	922
Total other income	4,735	5,122	9,365	7,435

Other expense:
Salaries and employee benefits	5,398	5,422	11,128	11,029
Occupancy expense	1,069	1,046	2,198	2,147
Furniture and equipment expense	673	650	1,345	1,291
Marketing and advertising expense	479	466	1,136	773
Identifiable intangible amortization	150	158	300	315
Professional services	543	409	1,078	753
Outside processing expense	812	827	1,632	1,606
Insurance expense	274	162	545	316
Other expense	1,115	1,034	2,238	2,110
Total other expense	10,513	10,174	21,600	20,340

Income before income taxes	1,632	3,256	3,370	3,383
Income taxes	164	754	343	480
Net income	$1,468	$2,502	$3,027	$2,903

Per Share Data
Average shares outstanding	5,692,377	5,685,566	5,682,890	5,680,091
Basic earnings per share	$0.26	$0.44	$0.53	$0.51
Average shares outstanding for diluted earnings per share	5,705,042	5,712,368	5,696,650	5,711,683
Diluted earnings per share	$0.26	$0.44	$0.53	$0.51
Cash dividends declared per share	$0.20	$0.19	$0.40	$0.37